Exhibit 5.3

January 20, 2012

Hughes Satellite Systems Corporation

100 Inverness Terrace East

Englewood, Colorado 80112

Ladies and Gentlemen:

We have acted as special local counsel to Helius, LLC and Helius Acquisition, LLC, each a Utah limited liability company (the “Utah Guarantors”), in connection with the registration by Hughes Satellite Systems Corporation, a Colorado corporation (the “Company”), under the Securities Act of 1933, as amended (the “Securities Act”), of (a) $1,100,000,000 aggregate principal amount of its 6½% Senior Secured Notes due 2019 (the “Secured Notes”) to be issued in exchange for the Company’s outstanding 6½% Senior Secured Notes due 2019 issued on June 1, 2011, and (b) $900,000,000 aggregate principal amount of its 7 5/8% Senior Notes due 2021 (the “Unsecured Notes” and, together with the Secured Notes, the “Exchange Notes”) to be issued in exchange for the Company’s outstanding 7 5/8% Senior Notes due 2021 issued on June 1, 2011.  The Secured Notes will be issued under an indenture dated as of June 1, 2011 (as supplemented, the “Secured Indenture”), among the Company, the subsidiaries of the Company party thereto (collectively, the “Initial Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”) and collateral agent (the “Collateral Agent”), as supplemented by a Supplemental Indenture, dated as of June 8, 2011 (the “Secured Supplemental Indenture”), among the Company, the Initial Guarantors, the Utah Guarantors, the other supplemental guarantors party thereto (together with the Utah Guarantors, the “Supplemental Guarantors” and, together with the Initial Guarantors, the “Guarantors”) and the Trustee and Collateral Agent. The Unsecured Notes will be issued under an indenture dated as of June 1, 2011 (as supplemented, the “Unsecured Indenture” and, together with the Secured Indenture, the “Indentures”), among the Company, the Initial Guarantors and the Trustee, as supplemented by a Supplemental Indenture, dated as of June 8, 2011 (the “Unsecured Supplemental Indenture” and, together with the Secured Supplemental Indenture, the “Supplemental Indentures”), among the Company, the Initial Guarantors, the Supplemental Guarantors and the Trustee. The Exchange Notes will be guaranteed (the “Exchange Guarantees”) by the Guarantors.

In our capacity as such counsel and in connection with this opinion, we have examined such agreements, instruments, documents and corporate records of the Utah Guarantors as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  We have also reviewed copies of the following documents (collectively, the “Operative Documents”):

1.               the Exchange Notes;

2.               the Exchange Guarantees; and

3.               the Indentures.

In our review, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all items submitted to us as originals, and the conformity with originals of all items submitted to us as copies.  We have neither examined nor requested an examination of the indices or records of any court or governmental or other agency, authority, instrumentality, or entity for the purposes of this opinion letter.  As to any other facts material to this opinion, we have examined and relied upon statements and representations of officers and other representatives of the Company and the Utah Guarantors, including without limitation any representations and warranties set forth in the Operative Documents .  In making our examination of documents executed by entities other than the Utah Guarantors, we have assumed that each other entity had the power and authority (corporate and otherwise) to enter into and perform all of its obligations thereunder, and we have also assumed the due authorization by each such entity of all requisite actions, the due execution and delivery of such documents by each such other entity, and that such documents are the valid, binding and enforceable obligations of such entities.  We have also assumed that each Utah Guarantor has received adequate consideration and value in exchange for incurring the obligations and liabilities imposed on it by or in connection with the Operative Documents, including without limitation the obligation to issue the Exchange Guarantees.

We call your attention to the fact that the Operative Documents provide that they are to be governed by and construed in accordance with the laws of the State of New York.  We are admitted to practice in the State of Utah and we express no opinion whatsoever as to the application or effect of the laws of any other jurisdiction other than the State of Utah or the laws of the United States of America, or as to the interpretation of any agreements or instruments that would arise from the application of the laws of any other jurisdiction.

Based upon and subject to the foregoing, having regard for such legal considerations as we deem relevant, and subject to the further qualifications and limitations stated herein, we are of the opinion that:

1.               Each of the Utah Guarantors has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Utah.

2.               The Exchange Guarantees of each Utah Guarantor have been duly authorized by such Utah Guarantor and, when the Registration Statement on Form S-4 relating to the Exchange Notes and the Exchange Guarantees (the “Registration Statement”) has become effective under the Securities Act and when the Exchange Notes are executed and authenticated in accordance with the respective Indenture and issued as contemplated in the Registration Statement, the Exchange Guarantees of each Utah Guarantor endorsed thereon will be valid and binding obligations of such Utah Guarantor under Utah law, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.               The Supplemental Indentures have been duly authorized by each Utah Guarantor party thereto, and the Supplemental Indentures have been duly and validly executed and delivered by each of the Utah Guarantors.

In addition to the foregoing:

1.               We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof.

2.               This opinion letter offers opinions only with respect to the specific legal issues explicitly addressed above.  No opinion, unless expressly stated above, may be implied or inferred from any of the foregoing.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of the Notes” in the prospectus forming a part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.  We hereby also consent to the reliance on this opinion by Sullivan & Cromwell LLP in connection with the delivery by such firm of its legal opinion pursuant to the Registration Statement.

Very truly yours,

/s/ Parr Brown Gee & Loveless

Parr Brown Gee & Loveless,
a Utah professional corporation